EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
JANUARY 20, 2023

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE FOURTH QUARTER OF 2022

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the fourth quarter of 2022 of $4.4 million, or $0.49 per share, compared to $5.3 million, or $0.58 per share, earned in the fourth quarter of 2021. For the year ended December 31, 2022, net income for the Company totaled $19.3 million or $2.14 per share, compared to $23.9 million or $2.62 per share earned in 2021. The decrease in earnings for the three months and year ended is primarily the result of higher interest expense on deposits and fewer Paycheck Protection Program (“PPP”) fees recognized into income, offset in part by an increase in interest income on loans and taxable securities. The higher interest expense on deposits is due to an increase in market rates. In 2022, the Federal Open Market Committee has increased its target for the federal funds interest rate by 4.25%. The increase in interest income on loans and taxable securities was primarily due to growth in the loan and investment portfolios.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Net income (in thousands)	$4,412	$5,297	$19,293	$23,913
Earnings per share - basic and diluted	$0.49	$0.58	$2.14	$2.62
Return on average assets	0.84%	0.99%	0.90%	1.15%
Return on average equity	12.47%	10.19%	11.43%	11.43%
Efficiency ratio	65.04%	57.30%	61.41%	55.04%
Net interest margin	2.45%	2.65%	2.55%	2.83%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the three months ended

December 31,
Company Stock (ATLO)	2022

Closing price	$23.61
Price range	$22.00 - 23.76
Book value per common share	$16.58
Cash dividend declared	$0.27
Dividend yield	4.57%

BALANCE SHEET HIGHLIGHTS (unaudited)

	December 31,
(Dollars in thousands)	2022	2021

Assets	$2,134,926	$2,137,041
Loans receivable, net	$1,226,011	$1,144,108
Deposits	$1,897,957	$1,878,019
Stockholders' equity	$149,098	$207,778
Equity capital ratio	6.98%	9.72%

Fourth Quarter 2022 Results:

Fourth quarter 2022 loan interest income was $1.5 million higher than fourth quarter 2021. The increase is primarily due to growth in the loan portfolio and higher average rates, offset in part by fewer PPP fees recognized into income. Fees recognized from PPP loans during the fourth quarter of 2022 were $1 thousand as compared to $458 thousand during the fourth quarter of 2021. Taxable securities interest income was $836 thousand higher than the fourth quarter of 2021 due primarily to increased balances and rates. Deposit interest expense increased $2.5 million during this same period due to an increase in market interest rates on core deposits. Fourth quarter 2022 net interest income totaled $12.8 million, a decrease of $716 thousand, or 5%, compared to the same quarter a year ago. The Company’s net interest margin was 2.45% for the quarter ended December 31, 2022 as compared to 2.65% for the quarter ended December 31, 2021. The decrease in net interest margin was primarily due to an increase in market interest rates on core deposits in excess of rate increases on interest-earning assets and a decline in PPP fees.

A credit for loan losses of ($168) thousand was recognized in the fourth quarter of 2022 as compared to a credit for loan losses of ($217) thousand in the fourth quarter of 2021. Net loan charge-offs totaled $32 thousand for the quarter ended December 31, 2022 compared to net loan recoveries of $8 thousand for the quarter ended December 31, 2021. The credit for loan losses in 2022 was primarily due to a reduction in specific reserves and offset in part by growth in the loan portfolio. The credit for loan losses in the fourth quarter of 2021 was primarily due to improving economic conditions.

Noninterest income for the fourth quarter of 2022 totaled $2.5 million as compared to $2.7 million in the fourth quarter of 2021, a decrease of 9%. The decrease in noninterest income was primarily due to fewer gains on sale of residential loans held for sale as refinancing volume has slowed.

Noninterest expense for the fourth quarter of 2022 totaled $9.9 million compared to $9.3 million recorded in the fourth quarter of 2021, an increase of 7%. The increase is primarily due to normal increases in salaries and higher occupancy expenses as a result of a branch remodel. The efficiency ratio was 65.0% for the fourth quarter of 2022 as compared to 57.3% in the fourth quarter of 2021.

Income tax expense for the fourth quarter of 2022 totaled $1.1 million compared to $1.9 million recorded in the fourth quarter of 2021. The effective tax rate was 20% and 26% for the quarters ended December 31, 2022 and 2021, respectively. The decrease in the effective tax rate was primarily due to a deferred tax valuation allowance established in the fourth quarter of 2021 on a state tax net operating loss at the holding company.

Year 2022 Results:

For the year ended December 31, 2022 loan interest income was $1.9 million lower than the year ended 2021. The decrease is primarily due to fewer PPP fees recognized into income and partially offset by growth in the loan portfolio. Fees recognized from PPP loans during the year ended December 31, 2022 were $218 thousand as compared to $4.3 million during the year ended December 31, 2021. Taxable securities interest income was $3.2 million higher than 2021 due primarily to increased balances. Deposit interest expense increased $3.0 million during this same period primarily related to an increase in market interest rates on core deposits. The net interest income for the year ended December 31, 2022 totaled $53.2 million, a decrease of $2.8 million, or 5%, compared to the same period a year ago. The Company’s net interest margin was 2.55% for the year ended December 31, 2022 as compared to 2.83% for the year ended December 31, 2021. The decrease in net interest margin was primarily due to a decline in PPP fees and an increase in market interest rates on core deposits.

A credit for loan losses of ($874) thousand was recognized for the year ended December 31, 2022 as compared to a credit for loan losses of ($757) thousand for the year ended December 31, 2021. Net loan charge-offs totaled $50 thousand for the year ended December 31, 2022 compared to net loan recoveries of $163 thousand for the year ended December 31, 2021. The credit for loan losses in 2022 was primarily due to a reduction in specific reserves and offset in part by growth in the loan portfolio. The credit for loan losses in 2021 was primarily due to loan recoveries, a reduction in specific reserves, and improving economic conditions.

Noninterest income for the year ended December 31, 2022 totaled $9.7 million compared to $10.5 million for the year ended December 31, 2021, a decrease of 8%. The decrease in noninterest income was primarily due to fewer gains on sale of residential loans held for sale as refinancing volume has slowed and offset in part by an increase in wealth management income due to growth in assets under management and new account relationships.

Noninterest expense for the year ended December 31, 2022 totaled $38.6 million compared to $36.6 million for the year ended December 31, 2021, an increase of 6%. The increase is primarily due to data processing costs as a result of additional investments in technology and normal increases in salaries and benefits. The efficiency ratio was 61.4% and 55.0% for the year ended December 31, 2022 and 2021, respectively.

Income tax expense for the year ended December 31, 2022 and 2021 totaled $5.9 million and $6.8 million, respectively. The effective tax rate was 23% and 22% for the year ended December 31, 2022 and 2021, respectively. The increase in the effective tax rate in 2022 was due to a $780 thousand adjustment to deferred taxes for the reduction in future Iowa bank franchise tax rates enacted in the second quarter of 2022. The lower than expected tax rate in 2022 and 2021 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of December 31, 2022, total assets were $2.13 billion, a decrease of $2.1 million, as compared to December 31, 2021. The largest fluctuations in assets during 2022 was primarily due to higher unrealized losses on the investment portfolio as market interest rates have risen. In the same time period, increases in loan volume and purchases of investments were funded by federal funds sold and an increase in deposits and advances.

Securities available-for-sale as of December 31, 2022 decreased to $786.4 million from $831.0 million as of December 31, 2021. The decrease in securities available-for-sale is primarily due to a decline in fair value of the portfolio due to interest rate increases during 2022. The decrease is offset in part by purchases of U.S. treasuries and municipal securities.

Net loans as of December 31, 2022 increased to $1.23 billion, as compared to $1.14 billion as of December 31, 2021. The increase was primarily due to an increase in the 1-4 family and commercial real estate portfolios. Impaired loans were $14.4 million and $12.3 million as of December 31, 2022 and 2021, respectively. Loans classified as substandard were $24.2 million and $36.9 million as of December 31, 2022 and 2021, respectively. Loans classified as watch and special mention totaled $124.1 million and $165.3 million as of December 31, 2022 and 2021, respectively. The allowance for loan losses on December 31, 2022 totaled $15.7 million, or 1.26% of gross loans, compared to $16.6 million, or 1.43% of gross loans, as of December 31, 2021. The decrease in the allowance for loan losses is mainly due to lower specific reserves and improved quality of the loan portfolio, offset in part by loan growth.

Deposits totaled $1.90 billion as of December 31, 2022, an increase of 1%, compared to $1.88 billion recorded as of December 31, 2021. The growth in deposits is primarily due to increases in interest-bearing core deposits, including commercial and public funds, offset in part by a decrease in time deposits. Deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.

The Company’s stockholders’ equity represented 7.0% of total assets as of December 31, 2022 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $149.1 million as of December 31, 2022, compared to $207.8 million as of December 31, 2021. The decrease in stockholders’ equity was primarily the result of an increase in unrealized losses on the investment portfolio, offset in part by the retention of net income in excess of dividends.

Dividends

On November 9, 2022, the Company declared a quarterly cash dividend on common stock, payable on February 15, 2023 to stockholders of record as of February 1, 2023, equal to $0.27 per share.

Four dividends were declared during 2022 compared to five dividends declared during 2021. Dividends are typically declared in one quarter and then paid in the subsequent quarter. Beginning in July 2020 the dividends were declared and paid in the same quarter before returning to the previous practice in August 2021.

Forecasted Earnings

The Company is forecasting earnings for the year ending December 31, 2023 in the range of $1.75 to $1.85 per share compared to $2.14 per share earned for the year ended December 31, 2022. The decrease in forecasted earnings from the 2022 actual results was primarily attributable to a projected increase in salaries and interest expense due to continuing inflationary pressures and higher expected market interest rates.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: the substantial negative impact of the continuing COVID-19 pandemic on national, regional and local economies in general and on the Company’s customers in particular; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses resulting from the COVID-19 pandemic or as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2021. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)	(audited)

	December 31,	December 31,
ASSETS	2022	2021

Cash and due from banks	$20,819	$19,590
Interest-bearing deposits in financial institutions and federal funds sold	7,065	69,539
Total cash and cash equivalents	27,884	89,129
Interest-bearing time deposits	14,669	16,922
Securities available-for-sale	786,438	831,003
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	4,613	3,422
Loans receivable, net	1,226,011	1,144,108
Loans held for sale	154	-
Bank premises and equipment, net	18,895	17,512
Accrued income receivable	11,275	10,124
Bank-owned life insurance	3,054	2,985
Deferred income taxes, net	22,130	1,922
Other intangible assets, net	1,931	2,505
Goodwill	12,424	12,424
Other assets	5,448	4,985

Total assets	$2,134,926	$2,137,041

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$391,576	$411,585
Interest-bearing checking	617,379	575,997
Savings and money market	675,031	674,975
Time, $250 and over	42,886	40,793
Other time	171,085	174,669
Total deposits	1,897,957	1,878,019

Securities sold under agreements to repurchase	40,676	39,851
FHLB advances and other borrowings	39,120	3,000
Dividends payable	2,428	2,364
Accrued expenses and other liabilities	5,647	6,029
Total liabilities	1,985,828	1,929,263

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,992,167 (unaudited) and 9,092,167 shares as of December 31, 2022 and 2021, respectively.	17,984	18,184
Additional paid-in capital	14,253	16,353
Retained earnings	179,931	170,377
Accumulated other comprehensive income (loss)	(63,070)	2,864
Total stockholders' equity	149,098	207,778

Total liabilities and stockholders' equity	$2,134,926	$2,137,041

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(in thousands, except per share data)

	(unaudited)	(unaudited)	(unaudited)	(audited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Interest and dividend income:
Loans, including fees	$12,727	$11,188	$45,956	$47,829
Securities
Taxable	3,240	2,404	12,101	8,861
Tax-exempt	605	703	2,595	3,095
Other interest and dividend income	226	182	901	697

Total interest and dividend income	16,798	14,477	61,553	60,482

Interest expense:
Deposits	3,395	931	7,316	4,342
Other borrowed funds	610	37	993	143

Total interest expense	4,005	968	8,309	4,485

Net interest income	12,793	13,509	53,244	55,997

Provision (credit) for loan losses	(168)	(217)	(874)	(757)

Net interest income after provision (credit) for loan losses	12,961	13,726	54,118	56,754

Noninterest income:
Wealth management income	1,349	1,224	4,938	4,448
Service fees	338	409	1,351	1,474
Securities gains, net	-	-	37	24
Gain on sale of loans held for sale	105	360	606	1,673
Merchant and card fees	455	511	1,817	2,019
Other noninterest income	222	218	938	899

Total noninterest income	2,469	2,722	9,687	10,537

Noninterest expense:
Salaries and employee benefits	5,817	5,515	22,909	22,281
Data processing	1,559	1,560	6,153	5,549
Occupancy expenses, net	848	665	2,945	2,664
FDIC insurance assessments	158	137	608	578
Professional fees	481	356	1,888	1,663
Business development	446	630	1,427	1,465
Intangible asset amortization	136	149	574	628
New markets tax credit projects amortization	188	160	755	639
Other operating expenses, net	294	129	1,385	1,151

Total noninterest expense	9,927	9,301	38,644	36,618

Income before income taxes	5,503	7,147	25,161	30,673

Income tax expense	1,091	1,850	5,868	6,760

Net income	$4,412	$5,297	$19,293	$23,913

Basic and diluted earnings per share	$0.49	$0.58	$2.14	$2.62

Declared dividends per share	$0.27	$0.26	$1.08	$1.29